Exhibit 99.2

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation to Acquire Emissive OLED Patent Assets from Merck KGaA, Darmstadt, Germany

Ewing, New Jersey – November 6, 2025 – Universal Display Corporation (Nasdaq: OLED) (UDC), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced that it has entered into a definitive agreement to acquire OLED patent assets from Merck KGaA, Darmstadt, Germany, a leading science and technology company. This portfolio, which has an average remaining lifetime of approximately 10 years, includes more than 300 issued and pending patents worldwide, covering more than 110 unique patent families in the field of advanced OLED emissive device structures and related material components. The acquisition is expected to expand UDC’s patent coverage across key emissive building blocks that enable high‑efficiency OLED devices and aligns with Merck KGaA, Darmstadt, Germany’s strategy to focus on charge transport and triplet host materials, boosting the performance of components surrounding the emissive materials in these devices.

“We are pleased to continue to enhance our OLED patent portfolio, a move that is poised to bolster UDC’s OLED technology roadmap and further broaden the addressable scope of our innovation engine,” said Steven V. Abramson, President and Chief Executive Officer of Universal Display Corporation. “These assets from Merck KGaA, Darmstadt, Germany are expected to complement our world‑class R&D and materials discovery and design platforms as we continue to support the growing OLED market.”

“This IP package represents a significant milestone in our innovation pipeline, integrating multiple next-generation inventions related to emissive layer technology,” said Johannes Canisius, General Manager of the OLED business at Merck KGaA, Darmstadt, Germany. “Transferring this IP to UDC underscores our commitment to advancing OLED technology to new levels of performance and ensuring our innovations are maximized in value and application. This strategic move also enables us to focus fully on our core expertise in transport and host materials. We are excited to deepen our partnership with UDC and are confident that this collaboration will drive the OLED industry forward and unlock new possibilities for the technology as a whole.”

Transaction Details

The transaction will be executed between UDC Ireland Limited, a wholly owned subsidiary of Universal Display Corporation, and Merck Electronics KGaA, Darmstadt, Germany. The closing is expected in January 2026, subject to customary conditions.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 6,500 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, a leading science and technology company, operates across life science, healthcare and electronics. More than 62,000 employees work to make a positive difference to millions of people’s lives every day by creating more joyful and sustainable ways to live. From providing products and services that accelerate drug development and manufacturing as well as discovering unique ways to treat the most challenging diseases to enabling the intelligence of devices – the company is everywhere. In 2024, Merck KGaA, Darmstadt, Germany, generated sales of € 21.2 billion in 65 countries.

The company holds the global rights to the name and trademark “Merck” internationally. The only exceptions are the United States and Canada, where the business sectors of Merck KGaA, Darmstadt, Germany, operate as MilliporeSigma in life science, EMD Serono in healthcare and EMD Electronics in electronics. Since its founding in 1668, scientific exploration and responsible entrepreneurship have been key to the company’s technological and scientific advances. To this day, the founding family remains the majority owner of the publicly listed company.

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All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

(OLED-C)